EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414) 347-3706

Sensient Technologies Corporation
Reports Results for the Second Quarter Ended June 30, 2012

EPS Increases 4.5% to 70 Cents, an All-Time Quarterly Record

EPS Includes Two Cents of Expense for Litigation Costs

MILWAUKEE—July 20, 2012—Sensient Technologies Corporation (NYSE: SXT) reported diluted earnings per share of 70 cents in the second quarter, an all-time quarterly record and an increase of 4.5% over the 67 cents per share earned in the second quarter of 2011.  The impact of foreign currency reduced reported earnings per share by approximately four cents in the second quarter.  Foreign currency translation also significantly reduced both revenue and operating income in the second quarter.  Revenue was $367.8 million in the second quarter compared to $377.0 million in the second quarter of 2011.  Operating income was $54.3 million in both the current quarter and last year’s comparable period.  Stated in local currency, revenue increased 2% and operating income increased 5% compared to last year’s second quarter.

The second quarter earnings include legal costs of two cents per share incurred by the Company in a legal action against one of its former law firms.  The action related to significant environmental claims arising out of a 1988 transaction in which the law firm was the Company’s legal advisor.  The underlying environmental liability was minimized in a negotiated settlement in 2009.  The Company did not receive an award as a result of this legal action, and it has concluded its efforts to recover its costs with respect to this matter.  Management does not expect any impact on future financial results.

- MORE -

Sensient Technologies Corporation	Page 2
Earnings Release – Second Quarter Ended June 30, 2012
July 20, 2012

Diluted earnings per share for the six months ended June 30, 2012, increased 6.7% to $1.28 per share, compared to $1.20 reported in the first half of 2011.  Revenue was $733.4 million for the six months ended June 30, 2012, compared to $726.7 million reported in the first six months of last year.  Revenue and diluted earnings per share increased 4% and 11%, respectively, in local currency.

Cash provided by operating activities in the second quarter of 2012 was $40.1 million, an increase of 4.5% from the $38.4 million reported in last year’s second quarter.

“Sensient delivered a solid performance in the second quarter,” said Kenneth P. Manning, Chairman, President and CEO of Sensient Technologies Corporation.  “We achieved local currency revenue and operating income growth in difficult economic conditions.  We continue to see opportunities for growth in all of our Groups, and I remain very optimistic about the Company’s future.”

BUSINESS REVIEW

The Color Group reported revenue of $127.9 million in the second quarter of 2012, compared to $132.4 million reported in the comparable period last year.  Operating income increased 5.3% to an all-time quarterly high of $25.9 million, from $24.6 million in the second quarter of 2011.  In local currency terms, revenue and operating income increased 2.5% and 11.2%, respectively.  Color Group operating margins increased 170 basis points to 20.3% in the second quarter, due to an improved product mix focusing on higher value products.  This is the first time since 2003 that the Color Group’s operating margin has exceeded 20%.

The Flavors & Fragrances Group reported second quarter revenue of $218.9 million, compared to the $225.8 million reported in the comparable period last year.  Operating income was $33.5 million in the quarter, compared to $35.9 million reported in last year’s second quarter.  Foreign currency translation reduced revenue by 4.3% and operating income by 3.0%.

- MORE -

Sensient Technologies Corporation	Page 3
Earnings Release – Second Quarter Ended June 30, 2012
July 20, 2012

The Corporate & Other segment, which includes the Company’s operations in Asia Pacific and China, and the flavor businesses in Central and South America, reported revenue of $38.5 million, an increase of 6.1% compared to $36.3 million reported in last year’s second quarter.

2012 OUTLOOK

Sensient is maintaining its guidance for 2012 diluted earnings per share, which is expected to be between $2.50 and $2.59.

CONFERENCE CALL

The company will host a conference call to discuss its 2012 second quarter financial results at 10:00 a.m. CDT on Friday, July 20, 2012.  To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.

A replay will be available beginning at 1:00 p.m. CDT on July 20, 2012, through midnight on July 27, 2012, by calling (404) 537-3406 and referring to conference identification number 98156044.  A transcript of the call will also be posted on the company’s web site at www.sensient.com after the call concludes.

- MORE -

Sensient Technologies Corporation	Page 4
Earnings Release – Second Quarter Ended June 30, 2012
July 20, 2012

This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results.  A variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2011, and quarterly report on Form 10-Q for the quarter ended March 31, 2012. The forward-looking statements in this press release speak only as to the date of this release.  Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

- MORE -

Sensient Technologies Corporation	Page 5
(In thousands, except percentages and per share amounts)

Consolidated Statements of Earnings	Three Months Ended June 30,			Six Months Ended June 30,

	2012	2011	% Change	2012	2011	% Change

Revenue	$367,777	$376,994	-2.4%	$733,437	$726,680	0.9%

Cost of products sold	247,822	257,851	-3.9%	498,150	499,830	-0.3%
Selling and administrative expenses	65,657	64,810	1.3%	134,500	128,920	4.3%

Operating income	54,298	54,333	-0.1%	100,787	97,930	2.9%
Interest expense	4,347	5,135		8,753	9,985

Earnings before income taxes	49,951	49,198	1.5%	92,034	87,945	4.6%
Income taxes	15,046	15,712		28,223	28,044

Net earnings	$34,905	$33,486	4.2%	$63,811	$59,901	6.5%

Earnings per common share:
Basic	$0.70	$0.67	4.5%	$1.29	$1.21	6.6%

Diluted	$0.70	$0.67	4.5%	$1.28	$1.20	6.7%

Average common shares outstanding:
Basic	49,537	49,753	-0.4%	49,656	49,696	-0.1%

Diluted	49,771	49,947	-0.4%	49,884	49,883	0.0%

Results by Segment	Three Months Ended June 30,			Six Months Ended June 30,

Revenue	2012	2011	% Change	2012	2011	% Change

Flavors & Fragrances	$218,918	$225,823	-3.1%	$433,649	$431,797	0.4%
Color	127,919	132,392	-3.4%	259,191	258,063	0.4%
Corporate & Other*	38,477	36,277	6.1%	75,653	70,872	6.7%
Intersegment elimination	(17,537)	(17,498)	0.2%	(35,056)	(34,052)	2.9%

Consolidated	$367,777	$376,994	-2.4%	$733,437	$726,680	0.9%

Operating Income

Flavors & Fragrances	$33,459	$35,875	-6.7%	$62,524	$64,485	-3.0%
Color	25,949	24,648	5.3%	51,471	46,995	9.5%
Corporate & Other*	(5,110)	(6,190)	-17.4%	(13,208)	(13,550)	-2.5%

Consolidated	$54,298	$54,333	-0.1%	$100,787	$97,930	2.9%

* Beginning in the first quarter of 2012, the results of operations for the Company's flavors business in Central and South America, previously reported in the Flavors & Fragrances Group, are reported in the Corporate & Other segment.  Results for 2011 have been restated to reflect this change.

- MORE -

Sensient Technologies Corporation	Page 6
(In thousands, except per share amounts)

Consolidated Condensed Balance Sheets
June 30,	2012	2011

Current assets	$721,690	$707,296
Goodwill and intangibles (net)	452,556	479,604
Property, plant and equipment (net)	472,028	450,539
Other assets	37,783	38,657

Total Assets	$1,684,057	$1,676,096

Current liabilities	$186,259	$197,648
Long-term debt	340,048	309,177
Accrued employee and retiree benefits	54,924	56,682
Other liabilities	31,756	37,919
Shareholders' equity	1,071,070	1,074,670

Total Liabilities and Shareholders' Equity	$1,684,057	$1,676,096

Consolidated Statements of Cash Flows
Three Months Ended June 30,	2012	2011

Net cash provided by operating activities	$40,139	$38,422

Cash flows from investing activities:
Acquisition of property, plant and equipment	(30,908)	(13,634)
Proceeds from sale of assets	1,289	2
Other investing activity	(30)	(95)

Net cash used in investing activities	(29,649)	(13,727)

Cash flows from financing activities:
Proceeds from additional borrowings	16,241	31,404
Debt payments	(11,822)	(48,747)
Purchase of treasury stock	(1,744)	-
Dividends paid	(10,987)	(10,514)
Proceeds from options exercised and other	601	1,435

Net cash used in financing activities	(7,711)	(26,422)

Effect of exchange rate changes on cash and cash equivalents	(4,073)	2,004

Net (decrease) increase in cash and cash equivalents	(1,294)	277
Cash and cash equivalents at beginning of period	13,349	14,020
Cash and cash equivalents at end of period	$12,055	$14,297

Supplemental Information
Three Months Ended June 30,	2012	2011

Depreciation and amortization	$12,416	$11,886

Dividends per share	$0.22	$0.21